UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2011 (January19, 2011)

Lightstone Value Plus Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 19, 2011, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through LVP Metairie, LLC (“LVP Metairie”), a subsidiary of Lightstone Value Plus REIT II, LP, the Company’s operating partnership, completed the acquisition of  a 125-suite limited service extended-stay hotel located in Harahan, Louisiana (the “Hotel”) from Citrus Suites, LLC (the “Seller”).  The Hotel, which has immediate access to the New Orleans Airport, will operate as a “TownePlace Suites” pursuant to a Relicensing Franchise Agreement (“Franchise Agreement”) with Marriott International, Inc. (“Marriott”).  The Seller is not affiliated with the Company or its subsidiaries.

The aggregate purchase price for the Hotel was approximately $12.2 million, inclusive of closing and other transaction-related costs.  Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee equal to 0.95% of the contract price of $12.0 million, or $114,000.  The acquisition was funded with offering proceeds from the sale of the Company’s common stock.

The Company has established a taxable subsidiary, LVP Metairie Holding Corp. (“LVP Metairie Holding”), which has entered into an operating lease agreement for the Hotel.  LVP Metairie Holding has also entered into management agreement with Trans Inns Management, Inc., an unrelated third party, for the management of the Hotel, and the Franchise Agreement with Marriott.

The Company does not intend to make significant renovations or improvements to the Hotel.  Management of the Company believes that the Hotel is adequately insured.

Item 9.01	Financial Statements and Exhibits

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements that may be required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(c) Shell Company.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: January 20, 2011	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)